Exhibit 10.13
EXECUTIVE AND DIRECTOR COMPENSATION
Fiscal 2008 Executive Bonuses. Given the recent economic downturn, the Company’s implementation of a restructuring plan and the Company’s performance during 2008, the Compensation Committee determined not to grant cash incentive awards to our Named Executive Officers under the 2008 executive cash incentive program.
Fiscal 2009 Executive Base Salaries. The 2009 base salary levels of the persons who are anticipated to constitute the Company’s Named Executive Officers for 2009 were set by the Compensation Committee, effective March 2009, as follows:

		2009 Base	2008 Base
Name	Title	Salary	Salary
Daniel J. Kohl	President and Chief Executive Officer	$400,000	$400,000
Brian P. Callahan	Chief Financial Officer	$225,750	$225,750
Anthony D. James	Chief Operating Officer	$231,000	$231,000
J. Alan Whorton	Senior Vice President, Sales and Marketing	$180,250	$180,250
Christopher R. Rehm, M.D.	Chief Medical Officer	$180,180	$180,180
2009 Spheris Executive Incentive Program. The Company’s 2009 Spheris Executive Incentive Program (the “Executive Incentive Program”), which was approved by the Compensation Committee, is intended to provide incentives to members of senior management, including the Named Executive Officers, in the form of cash bonus payments for achieving certain Company performance goals established by the Compensation Committee. For the Named Executive Officers, the performance awards will be based upon achievement of established Company Adjusted EBITDA goals. Actual awards range from zero to 50% of such participant’s base salary, except that awards for the Chief Executive Officer range from zero to 100% of his base salary. In accordance with the Executive Incentive Program, these awards may be increased in the event of significant overachievement of the Company performance goals. Each participant in the Executive Incentive Program, including the Named Executive Officers, employed and in good standing with the Company as of April 1, 2009 will have the opportunity to earn a minimum retention bonus award so long as such participant is employed and in good standing with the Company as of December 15, 2009 and does not have an “unsatisfactory” performance rating. The amount of any minimum retention bonus award earned shall reduce dollar for dollar the amount of any performance bonus award earned and payable under the Executive Incentive Program (e.g., participants are only eligible to receive the greater of their minimum retention bonus award or their applicable performance bonus award, without duplication). The potential amounts payable to the Named Executive Officers as minimum retention bonus awards under the Executive Incentive Program are as follows: Mr. Kohl ($400,000); Mr. Callahan ($112,875); Mr. James ($115,500); Mr. Whorton ($90,125); and Dr. Rehm ($90,090) The Compensation Committee will administer and make all determinations under the Executive Incentive Program.Equity Awards to Named Executive Officers. There were no additional equity awards granted to the Named Executive Officers at the first quarter 2009 Compensation Committee meeting.
Outside Director Compensation Program. Set forth below is a summary of the 2009 compensation program for our outside directors. Employees who also serve as directors and directors appointed to the Board of Directors as representatives of Warburg Pincus, Towerbrook and CHS, as applicable, currently are not eligible to receive compensation for their service as directors, other than reimbursement of expenses incurred in connection with their services.
Annual Retainer. Each outside director receives $20,000 as an annual retainer.
Meeting Fees. For each meeting of the Board of Directors attended in person an outside director receives $1,500. An outside director also receives $1,000 for each Committee and special Board meeting not in conjunction with a regular quarterly Board meeting attended in person. An outside director receives $500 for each Board and Committee meeting attended by telephone. Directors are also reimbursed for expenses incurred in connection with their services as directors.

Committee Chairmen. The chair of the Audit Committee receives an annual retainer of $15,000 and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee receive an annual retainer of $7,500 each. Members of the Audit, Compensation and Nominating and Corporate Governance Committees each receive an annual retainer of $5,000.
Equity Incentives. Each outside director receives an award of 30,000 shares of restricted common stock under the Stock Incentive Plan upon his or her initial election to the Board of Directors, vesting in one-third increments on each anniversary of the date of grant, and 10,000 shares of restricted common stock annually following his or her re-election to the Board of Directors, vesting on the first anniversary of the date of re-election.
Election. In lieu of receiving the retainers and fees set forth above in cash, an outside director may elect to receive the retainers and fees in shares of Series A Convertible Preferred Stock of Spheris Holding III based on a ratio to be set by the Board of Directors each year. Such election must be made prior to December 31st of the year prior to the year in which such retainers and fees will be earned.